EXHIBIT 99.1
EverQ GmbH, Thalheim
German GAAP Balance Sheet as of December 31, 2006
Assets

December 31,
2006
€
A. Fixed assets
I. Intangible assets
1. Software	285,382.40
2. Prepayments	362,899.57

648,281.97

II. Property, Plant and Equipment
1. Land and buildings	15,200,429.79
2. Technical equipment and machinery	44,030,694.51
3. Other plant, factory and office equipment	1,419,818.78
4. Assets under construction and prepayments	42,854,549.89

103,505,492.97

104,153,774.94

B. Current assets
I. Inventories
1. Raw materials and supplies	7,119,988.13
2. Unfinished goods	2,383,743.81
3. Finished goods	519,901.27

10,023,633.21

II. Receivables and other assets
1. Trade receivables	180,041.95
2. Receivables due from shareholders	14,263,872.65
3. Other assets	25,691,311.13

40,135,225.73

III. Cash on banks	44,503,228.48
94,662,087.42

C. Prepaid expenses	161,201.86

198,977,064.22

Equity and liabilities

December 31,
2006
€
A. Equity
I. Subscribed capital	480,000.00
II. Additional paid in capital	71,057,768.05
III. Accumulated losses brought forward	-6,259,611.88
IV. Net income	1,190,337.21

66,468,493.38

B. Special line item for investment subsidies
1. Special line item for federal investment grants	18,230,674.39
2. Special line item for state investment grants	18,030,605.74

36,261,280.13

B. Accruals
Other accruals	6,728,951.27

C. Liabilities
1. Liabilities to banks (thereof due up to one year €2,000,000.00)	7,000,000.00
2. Trade payables (thereof due up to one year €6,147,102.30)	6,147,102.30
3. Liabilities due to shareholders (thereof due up to one year €66,898,228.82)	75,898,228.82
4. Other liabilities (thereof due up to one year €473,008.32) (thereof tax liabilities €449,990.25) (thereof liabilities regarding social security €21,349.95)	473,008.32

89,518,339.44

198,977,064.22